Execution Copy

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between Dr. Mark A. Tepper, with an address at __________________________ (the “Employee”) and CORBUS PHARMACEUTICALS HOLDINGS, INC., having an office at 500 River Ridge Drive, Norwood, MA 02062 (hereinafter “Corbus,” “the “Employer” or the “Company”). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, professional employer organizations, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

A. Corbus and Employee entered into an amended and restated employment agreement, dated April 11, 2018 (the “Employment Agreement”).

B. Corbus and Employee have engaged in discussions regarding a termination of Employee’s employment with the Employer and desire to settle all matters between them by entering into this Separation Agreement and associated Consulting Agreement annexed hereto and being entered into contemporaneously herewith (“Consulting Agreement”) on the terms and conditions set forth herein and therein.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Separation of Employment. Employee and Corbus have mutually agreed to terminate the Employment Agreement, except that sections 6 (Confidentiality), 7 (Assignment of Work Product), and 8 (Non-Competition; Non-Solicitation) thereof (the “Covenants”) shall survive according to their terms, and remain in full force and effect. Employee acknowledges, confirms and agrees that his last day of employment with Corbus was March 31, 2019 (the “Separation Date”). Except with respect to the Covenants, the Employment Agreement is hereby superseded and terminated by this Separation Agreement and the Consulting Agreement being entered contemporaneously with the execution of this Agreement. To the extent any of the Covenants are inconsistent or conflict with the obligations of Employee under the Consulting Agreement, the substantive terms of the Consulting Agreement shall apply. In the event any terms or conditions of the Consulting Agreement are held unenforceable, the terms of the Covenants shall apply. Employee shall be deemed to have voluntarily resigned (effective as of the Separation Date) (a) from any position with Corbus or any of its affiliates, including, but not limited to, an officer of Corbus or any of its affiliates. Employee further acknowledges that, except as otherwise specifically provided in this Separation Agreement and the Consulting Agreement, Employee has received all compensation and benefits to which Employee is entitled under the Employment Agreement or otherwise as a result of Employee’s employment. Employee and Corbus acknowledge and agree that the compensation and benefits provided in this Separation Agreement and Consulting Agreement exceed the compensation and benefits set forth in Employees’ Employment Agreement with respect to severance and continued benefits following termination, which Employee foregoes in consideration of executing this Separation Agreement and Consulting Agreement. Employee understands that, except as otherwise provided in this Separation Agreement and the Consulting Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer. Employee will be reimbursed within thirty (30) days of the Separation Date for business-related expenses outstanding as of the Separation Date in accordance with the Company’s expense reimbursement policy.

2. Employee General Release of Released Parties. In consideration of the payment and benefits set forth in Section 4 below, Employee (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options and/or other equity compensation, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the Commonwealth of Massachusetts, or any other state or municipality and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Pay Law, the Massachusetts Age Discrimination Law, the Massachusetts Right-To-Know Law, the Massachusetts Family Leave Law, the Massachusetts Juror Protection Law, the Massachusetts School Leave Law, the Massachusetts Polygraph Law, the Massachusetts WARN Act, and the Massachusetts wage and hour and wage payment laws, including the Massachusetts Wage Act, in each case, as such laws have been or may be amended, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement at the time of termination. Employee specifically releases any and all Claims arising out of Employee’s employment with Employer or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all rights or Claims including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer. This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”).

3. Representations; Covenant not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 13 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement or with respect to any shareholders derivative, shareholder class action, corporate fraud, corporate waste or similar action at any time during which Employee is receiving Benefits as defined hereunder.

4. Payment and Benefits. Notwithstanding the language contained in the Employment Agreement, the parties have mutually agreed that, as good consideration for Employee’s execution, delivery, non-revocation, and full compliance with the terms of this Separation Agreement, Employer shall provide Employee with the following, all collectively referred to herein as “Benefits”:

(A) Engagement by the Company as a Senior Scientific Advisor for a period of eighteen (18) months on the terms set forth in the Consulting Agreement annexed hereto (the “Consulting Agreement”).

(B) Provided Employee timely elects COBRA, Employer will pay the monthly premium necessary to secure continued health, dental, and vision insurance coverage under COBRA beginning on the Separation Date through the eighteen (18) month anniversary of the Separation Date such that there is no interruption in Employee’s health, dental, and vision insurance coverage; provided that neither this Agreement nor the Consulting Agreement have been terminated for Cause (as defined in the Consulting Agreement). Should Employee fail or refuse to timely elect COBRA coverage, Employer will have no obligation under this paragraph. Employee understands and acknowledges that if Employee elects COBRA coverage, coverage through the Health Insurance Marketplace (also known as healthcare exchanges) (the “Marketplace”) generally will not be available until the next annual open enrollment period offered by the Marketplace. Accordingly, you understand and acknowledge that the opportunity for you to obtain possibly less expensive coverage through the Marketplace may not be available until the following January 1;

(C) Continued vesting of stock options granted to Employee prior to the Separation Date during the term of the Consulting Agreement in accordance with the terms of the option grants.

(D) An extension of the period of time that Employee may exercise stock options granted to the Employee that have vested as of the Separation Date (the “Vested Options”) from 90 days to December 31, 2021 (or sooner expiration of their term). Any Vested Options not exercised on or before December 31, 2021 will be canceled and be of no further force or effect. Any stock options that remain unvested following expiration or termination of the Consulting Agreement will be canceled and be of no further force or effect.

(E) Reimbursement of attorneys’ fees incurred by Employee in connection with the negotiation of this Agreement and the Consulting Agreement in an amount not to exceed Ten Thousand Dollars ($10,000).

Other than pursuant the terms set forth in the Separation Agreement and Consulting Agreement, Employee acknowledges that Employee is not otherwise entitled to receive the Benefits set forth in this Section 4 and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee agrees that Employee will not seek anything further from any of the Released Parties beyond that which is set forth in this Separation Agreement and associated Consulting Agreement.

5. Who is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

6. Restrictions on Sale of Company Stock. As an inducement for Employer agreeing to extend the expiration date of Employee’s vested stock options and for the other good and valuable consideration set forth in this Separation Agreement, Employee hereby acknowledges, agrees and covenants that except as set forth in this Section 6, Employee will not (i) offer, sell, contract to sell, pledge as collateral, transfer, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any shares of Employer’s common stock prior to later of (a) Ninety One (91) days after the Separation Date (the “Disposition Date”) or (b) the date of any lock up agreements to which Employee is a party expire and (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that Employee has or may have hereafter to require Employer to register under the Securities Act of 1933, as amended (the “Act”). Except to the extent such sales are restricted pursuant to the preceding sentence, on or after the Disposition Date, Employee may sell up to and no more than 250,000 shares of Employer common stock per calendar quarter during the term of the Consulting Agreement.

7. Securities Law. Employee understands that he will continue to be deemed an affiliate for a period of three months after the Separation Date up through and including the Disposition Date under applicable federal securities laws and therefore the restrictive legends on any shares of common stock that Employee owns will not be removed at least until the Disposition notwithstanding this, Employer will make commercially reasonable efforts to remove the restrictive legends on all Employee’s shares of common stock as soon as possible but no later than two (2) weeks following the Disposition Date or as soon thereafter as possible. Employee acknowledges and understands that even after the Disposition Date, Employee is still unable to trade in Corbus securities if Employee is in possession of material, non-public information. Compliance with insider-trading law is Employee’s responsibility, and given the potentially severe penalties for violations, Employee should take extra care and seek his own advice on trading. In addition, in accordance with Section 16 of the Exchange Act of 1934, as amended, Employee may be subject to reporting obligations with respect to Corbus securities, including option exercises, open-market purchases or sales, and short-swing profit rules and such obligations may continue for up to six months after his Separation Date. Employee shall inform Employer of any transactions that require SEC filings so Employer can assist with any required Form 4 or 13G filings.

8. Transition Assistance; Cooperation.

(A) Employee’s obligations to provide transition assistance to the Company following the Separation Date are set forth in the Consulting Agreement. Notwithstanding anything therein contained to the contrary, the Employee shall be reasonably accessible on an as-needed basis to cooperate in the wind-down and transition of the Employee’s duties and responsibilities.

(B) Employee shall disclose in a form reasonably acceptable to Employer, all relevant information currently available to him regarding ongoing pre-clinical, chemistry manufacturing and controls, and business development projects, consultants, advisors, and other individuals retained by the Employee during the course of his employment, the names of all individuals not employed by the Employer relating to the work of the Employer, along with a brief description of the individuals work for or on behalf of the Employer, and any and all other information in Employee’s possession related to the work of the Employer reasonably necessary to ensure continued operation of the Employer’s business. The Employee shall The Employee shall collate and transcribe all information and transfer to Employer within thirty (30) days of execution of this Agreement (or such other date as may be agreed to between Employee and Employer) and shall make himself reasonably available to participate in calls with Employer’s Board of Directors and other employees of Employer to discuss and disclose any relevant information. Except for calls in which the Employer’s Board of Directors or officers participate, the Employee shall not contact any such consultants, advisors, and other individuals retained by the Employee during the course of his employment with the Employer for purposes of discussing the Employer or the transition. To the extent such consultants, advisors, and other individuals contact Employee to discuss Corbus or the transition, Employee will direct such consultants, advisors, and other individuals to contact Brian Murphy at bmurphy@corbuspharma.com; 617-963-0100.

(C) Employee agrees, upon Employer’s request, at all times through and after the Separation Date to reasonably cooperate to the best of his ability, by providing truthful information and/or testimony, in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony. Employer will, to the extent permitted by law and applicable court rules, reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. To the extent permitted by law, if Employee extends such cooperation after the term of the Consulting Agreement the Employee will be compensated for time actually spent in providing such cooperation at an hourly rate equivalent to his compensation under the Consulting Agreement. Nothing in this Section 8(C) is intended to and shall not preclude or limit your preserved rights described in Section 13.

9. Non-Disparagement; Continuing Obligations; Confidentiality.

(A) Employee agrees not to make any defamatory or derogatory statements concerning any of the Released Parties.

(B) Employee acknowledges and reaffirms, and agrees to comply with, Employee’s continuing obligations under the Covenants, and any other agreement relating to non-solicitation, intellectual property or confidential information that Employee previously executed for the benefit of the Company, which agreement, if any, also remains in full force and effect; provided however that to the extent the any of the Covenants are inconsistent or conflict with the obligations of Employee under the Consulting Agreement, the terms of the Consulting Agreement shall apply.

(C) Employee will, within two (2) weeks of execution of this Agreement, remove from his personal social media accounts (including without limitation, Twitter, LinkedIn and Facebook), any reference to current employment with Corbus as its “President & CSO”.

(D) Employee further agrees that he shall not reveal the amounts paid to Employee or the other terms of this Separation Agreement or Consulting Agreement to anyone, except to Employee’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement and Consulting Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.

10. Return of Property.

(A) Without limitation of Employee’s obligations under the Covenants or any other agreement to which Employee is bound, Employee represents and warrants that, as of the Separation Date, Employee has returned to Employer all property in Employee’s possession, custody or control belonging to Employer, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of Employer or any third parties associated with the Employer.

(B) The Company agrees that it will return to you within 48 hours of the Separation Date any of your personal property on Company premises (including diplomas, books, pictures, personal gifts and office and electronic equipment owned by Employee), including your personal laptop computer, SD drive and all personal software files on that computer and peripheral drives with the Company information or property removed. The Company also agrees that it will endeavor to release to you, and allow you to transfer to a personal cellular telephone account, the cellular telephone number that was originally transferred by you to the Company.

11. Remedies. If Employee materially breaches any term or condition of this Separation Agreement or the Consulting Agreement or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a breach of this Separation Agreement and in addition to and not instead of the Released Parties’ other remedies hereunder, or otherwise at law or in equity, (i) any post-termination exercise period with respect to any outstanding vested stock option shall cease on the date of the breach, (ii) the Company shall have the right to terminate the Consulting Agreement for “Cause” (as defined in the Consulting Agreement), (iii) the Company shall have the right to cease providing the Benefits set forth in section 4, above. In addition to (i), (ii) and (iii) above and not in lieu thereof, the Company may seek from a court of competent jurisdiction a return of the value of the Benefits under this Separation Agreement and Consulting Agreement, less $1,000.00. Employee agrees that if it is judicially determined that Employee is required to return the Benefits as described herein, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if the Benefits had not been repaid to Employer and Employer shall have no further payment or other obligations to Employee hereunder or under the Consulting Agreement, except that in the event the Employer wrongly ceases to provide payment or other benefits pursuant this Section, the Employee may seek preliminary relief from a court of competent jurisdiction to free him from the restriction set forth in Section 6 above of selling no more than 250,000 shares per calendar quarter. Further, in the event of a breach of this Separation Agreement, Employer may seek to require Employee to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing this Separation Agreement.

12. Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement but this Separation Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the Commonwealth of Massachusetts without reference to choice of law rules. Employer and Employee consent to the sole jurisdiction of the federal and state courts of Massachusetts. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

13. Acknowledgments. Employer and Employee acknowledge and agree that by entering into this Separation Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and deliver this Separation Agreement to Employer;

(A) This Separation Agreement is not intended to, and shall not in any way prohibit, limit or otherwise interfere with Employee’s protected rights under federal, state or local law, without notice to the Employer, to: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information;

(B) Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights, if any: (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA; or (ii) under Employer’s 401(k) plan; (iii) with respect to Employer’s stock option plan; (iv) to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or (v) the right to enforce the terms of this Agreement and to exercise Employee’s rights relating to any other Excluded Claims.

14. Section 409A Compliance.

(A) This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(B) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

16 Opportunity for Review. Employee is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Separation Agreement. Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Separation Agreement; (ii) has read this Separation Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Separation Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Separation Agreement; (vii) understands that except for the reimbursement of attorneys’ fees as provided in Section 4(E), Employee is responsible for Employee’s own attorney’s fees and costs; (viii) has had the opportunity to review this Separation Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands that Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement, (x) understands that if Employee does not sign and return this Separation Agreement to Corbus (Attn: Yuval Cohen) within 21 days of receipt, but not before the Separation Date, Corbus shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to receive the Benefits, and (xi) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms. This Separation Agreement shall be effective and enforceable on the eighth (8th) business day after execution and delivery to Corbus (Attn: Yuval Cohen) by Employee. The parties hereto understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Corbus by so advising Corbus (Attn: Yuval Cohen) in writing no later than 11:59 p.m. on the seventh (7th) business day after Employee’s execution and delivery of this Separation Agreement to Corbus, and Employee shall not be entitled to receive the Benefits.

[Signatures appear on the following page]

Agreed to and accepted on this 31st day of March, 2019.

Witness:	EMPLOYEE:

/s/ Andrea D. Tepper	/s/ Mark A. Tepper
Andrea D. Tepper	Mark A. Tepper

Agreed to and accepted on this 31st day of March, 2019.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

BY:	/s/ Yuval Cohen
Yuval Cohen, CEO